Exhibits 5.1 and 8.1

                               BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599

                                                             February 28, 2001

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York  10010



          RE: Credit Suisse First Boston Mortgage Securities Corp. Resecuritization Pass-Through Certificates, Series 2001-5

Ladies and Gentlemen:

         We have acted as counsel for Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the "Company"), in connection with the issuance of the Resecuritization Pass-Through Certificates of the above-referenced Series (the "Certificates"), pursuant to a Trust Agreement, dated as of February 1, 2001 (the "Trust Agreement"), between the Company, as depositor, and The Bank of New York, as trustee and securities intermediary (the "Trustee").

         The Certificates will consist of twelve Classes and will represent the entire beneficial ownership interest a trust consisting primarily of fifteen classes of senior mortgage pass-through certificates issued by seven separate underlying trust funds (the "Underlying Certificates"). Each Underlying Certificate evidences an undivided ownership interest in a pool of fixed rate mortgage loans secured by first liens on one- to four-family residential properties.

         We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

         Based upon the foregoing, we are of the opinion that:

1. The Trust Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

2. Assuming that the Certificates have been duly and validly executed and authenticated in the manner contemplated in the Trust Agreement, when delivered and paid for by the underwriter, the Certificates will be validly issued and outstanding and entitled to the benefits of the Trust Agreement.

3. As of the Closing Date, the REMIC created pursuant to the Trust Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the assets of the REMIC as a REMIC, (ii) compliance with the Trust Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. Each Class of Certificates (other than the Class R Certificates) represents ownership of regular interests in the REMIC. The Class R Certificates represent ownership of the sole class of residual interest in the REMIC created pursuant to the Trust Agreement.

         The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                               Very truly yours,

                                                       /s/ BROWN & WOOD LLP
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                                                           BROWN & WOOD LLP